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                                                                     Exhibit 5

                                LAW OFFICES OF
                CLINE, WILLIAMS, WRIGHT, JOHNSON & OLDFATHER
                              ONE PACIFIC PLACE
                       1125 S. 103RD STREET, SUITE 720
                             OMAHA, NEBRASKA 68124
                                 (402) 397-1700
                               FAX (402) 397-1806

                                 June 17, 1999

Michael Fadden, President
Gateway Energy Corporation
500 Dallas, Suite 2615
Houston, Texas 77002

     Re: Registration of 925,750 Shares of Common Stock on Form S-8

Dear Mr. Fadden:

     We have acted as legal counsel for Gateway Energy Corporation, a Delaware corporation, (the "Company") in connection with the Company's preparation of the above-referenced registration of shares on Form S-8 (the "Form S-8") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, (the "Act"), the prospectus for the 1998 Stock Option Plan and the prospectus for the 1998 Outside Directors' Stock Option Plan, which are not filed, but are included as a part of the Form S-8 (the "Prospectuses"). The Company is registering 600,000 shares of common stock issuable pursuant to the 1998 Stock Option Plan and 100,000 shares of common stock issuable pursuant to the 1998 Outside Directors' Stock Plan (collectively the "Plans"). In addition, the Company is registering a total of 225,750 warrant/stock options previously granted to its Chairman, Chief Executive Officer and President, Michael T. Fadden, which warrants/options are issuable pursuant to three separate agreements dated March 17, 1997, August 1, 1997 and February 10, 1998 (the "Warrant/Option Agreements"). All of the shares are to be offered and sold, by the Company or its affiliates pursuant to the Plans and Warrant/Option Agreements and in the manner set forth in the Plans and Warrant/Option Agreements, Form S-8 and each respective Prospectus.

     In connection herewith, we have examined: (i) the Form S-8 and the Prospectuses; (ii) the Warrant/Option Agreements; (iii) the Certificate of Incorporation and the Bylaws of the Company; (iv) the corporate minutes and proceedings of the Company applicable to filing of the Form S-8; and (iv) such other proceedings, documents and records as we deemed necessary or appropriate for the purposes of making this opinion. In making such examinations, we have assumed the genuineness of all signatures on all documents and conformed originals to all copies submitted to us as conformed or photocopies. In addition to such examination, we have ascertained or verified such additional facts as we deemed necessary or appropriate for purposes of this opinion. However, as to various questions of fact material to our opinion, we have relied upon representations, statements or certificates of officers, directors, or representatives of the Company or others.

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     Based upon the foregoing, we are of the opinion that: (i) the Company has been legally incorporated and is validly existing under the laws of the state of Delaware; and (ii) the shares issued pursuant to the Plans and the Warrant/Option Agreements, upon issuance and payment therefor, as contemplated by the Plans and the Warrant/Option Agreements, Form S-8 and the Prospectuses, will be validly issued, fully paid and non-assessable common stock of the Company.

     We hereby consent to the filing of the opinion as an exhibit to the Form S-8 and to any references to our firm in the Prospectuses. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated thereunder.

                                 Very truly yours,

                                 Cline, Williams, Wright, Johnson &
                                 Oldfather



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